Exhibit 99.2

June 4, 2018

Rise Education Cayman Ltd

Room 101, Jia He Guo Xin Mansion

No. 15 Baiqiao Street, Guangqumennei, Dongcheng District

Beijing 100062

People’s Republic of China

Re: Rise Education Cayman Ltd

Ladies and Gentlemen:

We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this legal opinion on the laws of the PRC. We have acted as the legal counsel for Rise Education Cayman Ltd, a company incorporated under the laws of the Cayman Islands (the “Company”), on the laws of the PRC in connection with the offering (the “Offering”) by Bain Capital Rise Education IV Cayman Limited and other selling shareholders (collectively, the “Selling Shareholders”) of certain number of American depositary shares (the “ADSs”), each representing certain number of ordinary shares of the Company (the “Ordinary Shares”), as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) in relation to the Offering.

The following terms as used in this opinion are defined as follows:

“Government Agency”	means any national, provincial, municipal or local governmental authority, agency or body having jurisdiction over any of the PRC Operating Entities in the PRC.

“Governmental Authorization”	means all consents, approvals, authorizations, permissions, orders, registrations, filings, licenses, clearances and qualifications of or with any Government Agency.

“Group Companies”	means, collectively, the Company, Rise Education Cayman III Ltd, Rise Education Cayman I Ltd, Bain Capital Rise Education (HK) Limited, Rise IP (Cayman) Limited, the PRC Companies and the PRC Affiliated Schools.

“M&A Rules”	means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (关于外国投资者并购境内企业的规定), which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“Material Adverse Effect”	means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the conditions (financial or otherwise), business, properties or results of operations or prospects of the Group Companies taken as a whole.

“PRC Affiliate Schools”	means, collectively, the schools as set out in Schedule 2 attached hereto.

“PRC Companies”	means, collectively, the PRC-incorporated companies as set out in Schedule 1 attached hereto.

“PRC Individuals”	means, collectively, 张鹏 (Zhang Peng) and 孙一丁 (Sun Yiding).

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC Operating Entities”	means, collectively, the PRC Companies and the PRC Affiliated Schools.

For the purpose of giving this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction of corporate records, agreements, documents and other instruments provided to us and such other documents or certificates issued or representations made by officials of government authorities and other public organizations and by officers and representatives of the Company as we have deemed necessary and appropriate as a basis for the opinions hereinafter set forth.

In such examination, we have assumed: (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals; (ii) the conformity to originals of all documents submitted to us as certified or reproduced copies; (iii) that all factual statements made in all documents are correct in all material respects; (iv) that all parties to the documents have full power and authority to enter into, and have duly executed and delivered, such documents; (v) that any document submitted to us remains in full force and effect up to the date of this opinion and has not been amended, varied, cancelled or superseded by any other document, agreement or action; and (vi) that, in response to our due diligence inquiries, requests and investigation for the purpose of this opinion, all the relevant information and materials that have been provided to us by the Company are true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part. Where important facts were not independently established to us, we have relied upon certificates issued by governmental authorities and appropriate representatives of the Company and/or other relevant entities and/or upon representations made by such persons in the course of our inquiry and consultation.

We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions on any laws other than the PRC Laws and accordingly express no legal opinion herein on any laws of any jurisdiction other than the PRC. For the purpose of this opinion, the laws of the PRC do not include the laws of Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

Based on the foregoing and subject to any matters not disclosed to us, we are of the following opinion:

1.	Each of the PRC Companies has been duly incorporated and is validly existing as a limited liability company and has legal person status under the PRC Laws. Except as disclosed in the Registration Statement, each of the PRC Affiliated Schools has been duly established and is validly existing as a non-enterprise legal person under the PRC Laws;

2.	The descriptions of the corporate structure of the PRC Operating Entities and the arrangements and agreements relating to the Company’s corporate structure entered into by and among Bain Capital Rise Education (HK) Limited, Rise Tianjin Education Information Consulting Co., Ltd. (“Rise Tianjin”), Beijing Step Ahead Education Technology Co., Ltd. (“Beijing Step Ahead”), the PRC Individuals, and/or the PRC Affiliated Schools (the “Control Agreements”) set forth in “Corporate History and Structure” section of the Registration Statement are true and accurate in all material respects. Except as disclosed in the Registration Statement, insofar as PRC Laws are concerned, the corporate structure of the Company (including the shareholding structure of each of the PRC Companies) as described in the Registration Statement does not violate, breach, contravene or conflict with any applicable PRC Laws;

3.	Each of the Control Agreements has been duly authorized, executed and delivered by Rise Tianjin, Beijing Step Ahead, the PRC Affiliated Schools and PRC Individuals who are parties thereto; each of Rise Tianjin, Beijing Step Ahead, the PRC Affiliated Schools and PRC Individuals has the power and capacity (corporate or otherwise) to enter into and to perform its/his obligations under such Control Agreements; each of the Control Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against Rise Tianjin, Beijing Step Ahead, the respective shareholders of Beijing Step Ahead, and/or the PRC Affiliated Schools, as the case may be, in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and does not violate any requirements of the PRC Laws, except as disclosed in the Registration Statement. No further Governmental Authorizations are required under the PRC Laws in connection with the Control Agreements or the performance of the terms thereof except for the Governmental Authorizations in connection with the future transfer of the equity interest in Beijing Step Ahead as contemplated under the applicable Control Agreements;

4.	The execution and delivery by each of the PRC Operating Entities and the PRC Individuals of, and the performance by each of the PRC Operating Entities and the PRC Individuals of its/his obligations under, each of the Control Agreements to which it/he is a party and the consummation by each of the PRC Operating Entities and the PRC Individuals of the transactions contemplated therein will not: (i) result in any violation of the business license and the articles of association of the PRC Operating Entities; (ii) result in any violation of any PRC Laws, except as disclosed in the Registration Statement; or (iii) to the best of our knowledge after due and reasonable inquiry, result in a breach or violation of or constitute a default under arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over the relevant PRC Operating Entities, as the case may be, and any material agreements governed by the PRC Laws, to which any of them is expressed to be a party or which is binding on any of them or any of their assets, except where, in respect of (iii) above, such violation, breach or default which, individually or in the aggregate, would not have a Material Adverse Effect;

5.	The M&A Rules purports to require that an offshore special purpose vehicle controlled directly or indirectly by PRC domestic companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on our understanding of the PRC Laws, the Company is not required to obtain approval from the CSRC for this Offering. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules; and

6.	The statements set forth in the Registration Statement under the captions “Risk Factors”, “Dividend Policy” , “Enforceability of Civil Liabilities” , “Corporate History and Structure” , “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Taxation – PRC” , “Business”, “Regulation”, “Related Party Transactions – Contractual Arrangements among Our VIE, Its Shareholders and Us”, and “Taxation – People’s Republic of China Tax Considerations” in each case insofar as such statements purport to constitute summaries of the matters of PRC Laws, fairly reflect the matters purported to be summarized and are true and correct in all material respects.

The PRC Laws referred herein are laws of the PRC currently in force and there is no guarantee that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

This opinion is intended to be used in the context which is specifically referred to herein and each section should be looked at as a whole and no part should be extracted and referred to independently. It is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement publicly submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent. We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Haiwen & Partners

SCHEDULE 1

List of the PRC Companies

1.	Rise Tianjin Education Information Consulting Co., Ltd. (瑞思（天津）教育信息咨询有限公司)

2.	Beijing Step Ahead Education Technology Development Co., Ltd. (北京领语堂教育科技发展有限公司)

3.	Shanghai Riverdeep Educational Information Consulting Co., Ltd. (上海瑞沃迪教育信息咨询有限公司)

4.	Shanghai Boyu Investment Management Co., Ltd.(上海博语投资管理有限公司)

5.	Guangzhou Ruisi Education Technology Development Co., Ltd.(广州瑞司教育科技发展有限公司)

6.	Shenzhen Mei Ruisi Education Management Co., Ltd. (深圳市美瑞思教育管理有限公司)

7.	Wuxi Rise Foreign Language Training Co., Ltd.(无锡瑞思外语培训有限公司)

SCHEDULE 2

List of the PRC Affiliated Schools

1.	Beijing Changping District Step Ahead Training School(北京市昌平区领语堂培训学校)

2.	Beijing Chaoyang District Step Ahead Training School(北京市朝阳区领语堂培训学校)

3.	Beijing Daxing District RISE Immersion Subject English Training School(北京市大兴区瑞思学科英语培训学校)

4.	Beijing Dongcheng District RISE Immersion Subject English Training School(北京市东城区瑞思学科英语培训学校)

5.	Beijing Fengtai District RISE Immersion Subject English Training School(北京市丰台区瑞思学科英语培训学校)

6.	Beijing Haidian District Step Ahead Training School(北京市海淀区领语堂培训学校)

7.	Beijing Shijingshan District Step Ahead Training School(北京市石景山区领语堂培训学校)

8.	Beijing Tongzhou District RISE Immersion Subject English Training School(北京市通州区瑞思学科英语培训学校)

9.	Beijing Xicheng District RISE Immersion Subject English Training School(北京市西城区瑞思学科英语培训学校)

10.	Shanghai Huangpu District Step Ahead Immersion Subject English Training School(上海黄浦区领语堂学科英语培训学校)

11.	Guangzhou Yuexiu District RISE Immersion Subject English Training School(广州越秀区瑞思学科英语培训学校)

12.	Guangzhou Haizhu District RISE Immersion Subject English Training School(广州海珠区瑞思学科英语培训学校)

13.	Guangzhou Tianhe District Step Ahead Immersion Subject English Training School(广州天河区领语堂学科英语培训学校)

14.	Shenzhen Futian District Rise Training Center(深圳市福田区瑞思培训中心)

15.	Shenzhen Nanshan District Rise Training Center(深圳市南山区瑞思培训中心)

16.	Shenzhen Luohu District Rise Training Center(深圳市罗湖区瑞思培训中心)

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